Exhibit 99.1

Contacts:
Medivation, Inc.	WeissComm Partners
Patrick Machado, Chief Financial Officer	Jani Bergan
(415) 543-3470 x201	(415) 946-1064

MEDIVATION COMMON STOCK APPROVED FOR LISTING ON

THE NASDAQ GLOBAL MARKET

SAN FRANCISCO (March 8, 2007) – Medivation, Inc. (AMEX: MDV) today announced that The Nasdaq Listing Qualifications Department has approved the Company’s application to list its common stock on The Nasdaq Global Market. The Company’s common stock will begin trading on The Nasdaq Global Market under the symbol MDVN at the opening of trading on March 20, 2007. The Company’s stock will continue to trade on the American Stock Exchange under the trading symbol MDV until the close of trading on March 19, 2007.

“Listing on the Nasdaq is an important milestone for Medivation because Nasdaq is the largest screen-based electronic stock market in the U.S.,” said David Hung, M.D., president and chief executive officer of Medivation. “We believe this is a significant step in Medivation’s growth that reflects our financial and clinical accomplishments to date.”

About Medivation

Medivation, Inc. is a biopharmaceutical company that acquires promising technologies in the late preclinical development phase and develops them quickly and cost-effectively. Medivation’s current portfolio consists of small molecule drugs in development to treat three large, unmet medical needs – Alzheimer’s disease, Huntington’s disease and hormone-refractory prostate cancer. The Company intends to build and maintain a portfolio of four to six development programs at all times. For more information, please go to www.medivation.com.

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. You are also cautioned that none of the Company’s product candidates has been approved for sale, that significant additional animal and human testing is required in order to seek marketing approval for any of its product candidates, and that Medivation cannot assure you that marketing approval can be obtained for any of its product candidates. Medivation’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2006, include more information about factors that could affect the Company’s financial and operating results.

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